Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 12, 2015 with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting of Griffon Corporation included in the Annual Report on Form 10-K for the year ended September 30, 2015, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
New York, New York
June 10, 2016